Exhibit 99.1

Mitesco Provides Business Update on Ai Software, Edge Computing and Strategic Growth Initiatives

VERO BEACH, Fla., July 28, 2026 (GLOBE NEWSWIRE) – Mitesco, Inc. (OTCQB: MITI) (“Mitesco” or the “Company”) today announced progress across its artificial intelligence software, distributed edge computing, and strategic growth initiatives as the Company continues to execute its long-term business plan and evaluate strategic acquisition opportunities.

The Company currently operates through two primary business segments: its data center subsidiary, Centcore, and its software development division, Vero Technology Ventures (VTV).

Centcore initially entered the market through a colocation agreement with a data center facility in Melbourne, Florida. However, the Company exited that arrangement in late 2025 due to operating costs that were no longer competitive within the evolving market environment. In the first quarter of fiscal 2026, Centcore announced a strategic focus on developing and operating smaller-footprint data centers, generally targeting facilities of approximately 10,000 square feet. Building on that strategy, the Company recently unveiled plans to deploy an edge computing network utilizing its proprietary TC/DC modular data center node design, which is intended for residential, rural, and office-based deployments.

Vero Technology Ventures’ operations are centered on the development and commercialization of software and artificial intelligence solutions. Its flagship AI platform, Robo Agent, is designed to enhance sales productivity and workflow automation, with its initial market focus on the residential real estate sector and future expansion planned into financial services and related industries.

In addition, VTV has developed Sportzfolio, a digital marketplace platform for the listing, marketing, and sale of sports-related properties and facilities. The platform supports a wide range of assets, including pickleball, golf, tennis, youth activity, and other specialized recreational properties. Sportzfolio is currently operational and features a user experience and property search functionality similar to leading online real estate marketplaces.

VTV: Near-term software efforts

Brian Valania, CEO, explained, “While neither application is generating revenue yet, the Robo Agent initial prototype is in testing with a small group of agents with varying levels of experience and technical skills. Management believes it will be able to create its first licensing in Q4 FY2026 as it rolls out its full production version in late FY2026. It is intended only to be licensed to major players, of which most are publicly held companies. The smaller players in the industry will be sold and supported by third parties who specialize in supporting that segment of the marketplace. We expect that revenue will come from a master license with a large-scale user where $100/user is the retail charge, and a percentage of that will go to the master user to administer the user account, leaving significant net revenue per user to the Company, without the cost for individual support.”

The project has been strongly influenced by executives at one of the largest publicly held brokerages, who employs over 84,000 agents. The software will be running exclusively on the Company’s Centcore Data Center platform. Further, management believes the same user base can be engaged to deploy the new TC/DC edge computing platform aimed at residential and rural installations.

Near term data center activities

Valania opened the data center discussion by saying “the new data center effort is focused on edge computing and is moving forward with a small engineering group set to build the first units and establish standards for the larger scale assembly effort. An executive with extensive data center operations is heading the project and has been working with the Company on the design of the application software for managing the network and allocation of tasks. Management is highly confident in its plan to place up to 10,000 units over 2 – 3 years using its real estate agent user base to place units at residential sites, including owners of public housing, with larger installations on ranch and rural properties, and sparsely used areas such as golf courses and schools. As currently planned, each location would be paid $100 per month in the form of “rent” for space and basic 110v power, and we think a private, partitioned AI server service might be included. Since the TC/DC is powered by batteries, it is anticipated that the power requirement is quite modest, not different than any other household appliance.”

The Company intends to deploy three (3) models of the TC/DC, one with (2) processors, one with (5) processors and one with (10) processors. While the initial design is contemplated using Apple’s A5 processors, it expects a second vendor version as well, likely with processors from AMD, or a similar provider. Since the whole concept is low power consumption, the evaluation of “tokens per kWh” is a key factor. (A token is the measurement of computing resources used in AI operations.) The unit resembles a conventional trash can (hence the “TC” in the name) with versions intended for inside a garage, fully weatherproofed for outdoor settings, and a version to go inside of a home. The internet connection may be made by satellite (i.e. Starlink), conventional internet (Comcast, etc.) or a private 5G radio link. The battery systems will be recharged by 110v or in some cases solar panels.

Pulte Homes recently announced a prototype effort in a similar vein, though much more expensive and complicated than the TC/DC design.

https://que.com/nvidia-pulte-help-startup-deploy-mini-data-centers-in-homes/

https://www.realtor.com/news/trends/nvidia-pultegroup-span-date-center-backyard/

The Company is currently working through its corporate real estate brokerage connections to explore similar relationships with other large-scale production home builders, and regional builders. Also, with its larger relationships, it is evaluating certain rural applications where a barn or utility building might house multiple units with significant “off grid” power from solar panels.

The initial units are expected to cost around $10,000 each, dropping on volume over time. After operating costs (rent to homeowner, internet access, etc.) management believes it can average up to $2,000 per unit in revenue on the low side, up to $5,000 in certain specific applications. Valania commented, “with a 6-month payback the potential margins may be significant. Beyond its own user group, the Company intends to offer bandwidth to other users of scale, where they would either contract to include managed services provisions (MSP), or perhaps run the network partition from their own control center.”

To fund this build out the Company is exploring a “pool” approach with debt at the subsidiary level, and a royalty payment approach with 10% of sales until the investment is 100% recovered, then 5% royalty until a total of 150% is recovered. Based on the current plan, that payout would be around 24 to 30 months and would not be dilutive to its shareholders.

ABOUT MITESCO, INC.

Mitesco (OTCQB: MITI) is a growth-oriented technology company focused on platforms that improve efficiency, access, and affordability. With deep experience in business transformation, the Company deploys capital toward both organic initiatives and strategic acquisitions that enhance shareholder value.

ABOUT CENTCORE, LLC

Centcore, a division of Mitesco, Inc., is the Company’s dedicated data center business unit. Centcore provides secure, scalable cloud services tailored to modern enterprise and public sector needs. Centcore is a trusted provider across industries, offering certified infrastructure and high-availability solutions.

For more information visit www.centcoreusa.com.

ABOUT VERO TECHNOLOGY VENTURES, LLC

Vero Technology Ventures is Mitesco’s venture arm investing in productivity-driven cloud technologies designed for business and government applications. Areas of focus include infrastructure, process automation, analytics, artificial intelligence, automation, and data center tooling. Entrepreneurs seeking capital and collaboration are invited to connect at info@mitescoinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including but not limited to statements related to expansion into new operations, data center development, and software acquisition initiatives. Words such as expects, anticipates, aims, projects, intends, plans, believes, estimates, seeks, assumes, may, should, could, would, foresees, forecasts, predicts, targets, commitments, and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Actual results may differ materially due to risks including financing availability, execution risk, litigation exposure, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, available at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Company’s securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Investor Contact:

Jimmy Caplan
jimmycaplan@me.com
(512) 329-9505

Company Contact:

Brian Valania
Chief Executive Officer and Chief Financial Officer
Mitesco, Inc.
bvalania@centcoreusa.com
(610) 888-7509